--------------------------------------------------------------------------------
SEC          POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
1746 (11-02) INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
             UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
--------------------------------------------------------------------------------

                                               --------------------------------
                  UNITED STATES                         OMB APPROVAL
                                               --------------------------------
       SECURITIES AND EXCHANGE COMMISSION      OMB Number:  3235-0145
                                               --------------------------------
             WASHINGTON, D.C. 20549            Expires: December 31, 2007
                                               --------------------------------
                                               Estimated average burden hours
                                               per response . . . . . 11
                                               --------------------------------
                                 SCHEDULE 13D/A
                                (AMENDMENT NO. 1)

                    Under the Securities Exchange Act of 1934

                            Flamel Technologies S.A.
--------------------------------------------------------------------------------
                                (Name of Company)

              Ordinary Shares, Nominal Value (Euro) 0.122 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                              ISIN No. FR0004018711
                        (Ordinary Shares) CUSIP 338488109
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                Oscar S. Schafer
                          O.S.S. Capital Management LP
                               598 Madison Avenue
                               New York, NY 10022
                                 (212) 756-8700
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 26, 2007
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D/A, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------

(1) The Ordinary Shares have no CUSIP number. The ISIN number for the Ordinary Shares is FR0004018711. The CUSIP number for the ADSs is 338488109.

                                 SCHEDULE 13D/A

------------------------------------                    ------------------------
CUSIP NO.      338488109                                PAGE 2 OF 16 PAGES
ISIN NO.      FR0004018711
------------------------------------                    ------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            O.S.S. Capital Management LP
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                 0
  NUMBER OF           --------- ------------------------------------------------
   SHARES                8      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                      5,666,047
    EACH              --------- ------------------------------------------------
  REPORTING              9      SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                5,666,047
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            5,666,047
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5)

            23.8% (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A

------------------------------------                    ------------------------
CUSIP NO.      338488109                                PAGE 3 OF 16 PAGES
ISIN NO.      FR0004018711
------------------------------------                    ------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Oscar S. Schafer & Partners I LP
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
  NUMBER OF           --------- ------------------------------------------------
   SHARES                8      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                      220,350
    EACH              --------- ------------------------------------------------
  REPORTING              9      SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                220,350
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            220,350
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.9% (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A

------------------------------------                    ------------------------
CUSIP NO.      338488109                                PAGE 4 OF 16 PAGES
ISIN NO.      FR0004018711
------------------------------------                    ------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Oscar S. Schafer & Partners II LP
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
  NUMBER OF           --------- ------------------------------------------------
   SHARES                8      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                      2,350,298
    EACH              --------- ------------------------------------------------
  REPORTING              9      SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                2,350,298
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            2,350,298
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.9% (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A

------------------------------------                    ------------------------
CUSIP NO.      338488109                                PAGE 5 OF 16 PAGES
ISIN NO.      FR0004018711
------------------------------------                    ------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            O.S.S. Overseas Fund Ltd.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                      (b) [ ]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
  NUMBER OF           --------- ------------------------------------------------
   SHARES                8      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                      2,861,399
    EACH              --------- ------------------------------------------------
  REPORTING              9      SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                2,861,399
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            2,861,399
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            12.0% (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A

------------------------------------                    ------------------------
CUSIP NO.      338488109                                PAGE 6 OF 16 PAGES
ISIN NO.      FR0004018711
------------------------------------                    ------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            O.S.S. Advisors LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                      (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
  NUMBER OF           --------- ------------------------------------------------
   SHARES                8      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                      2,570,648
    EACH              --------- ------------------------------------------------
  REPORTING              9      SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                2,570,648
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            2,570,648
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            10.8% (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A

------------------------------------                    ------------------------
CUSIP NO.      338488109                                PAGE 7 OF 16 PAGES
ISIN NO.      FR0004018711
------------------------------------                    ------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Schafer Brothers LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                      (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
  NUMBER OF           --------- ------------------------------------------------
   SHARES                8      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                      5,666,047
    EACH              --------- ------------------------------------------------
  REPORTING              9      SOLE DISPOSITIVE POWER
PERSON WITH
                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                5,666,047
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            5,666,047
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            23.8% (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A

------------------------------------                    ------------------------
CUSIP NO.      338488109                                PAGE 8 OF 16 PAGES
ISIN NO.      FR0004018711
------------------------------------                    ------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Oscar S. Schafer
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                      (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                50,000
  NUMBER OF           --------- ------------------------------------------------
   SHARES                8      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                      5,666,047
    EACH              --------- ------------------------------------------------
  REPORTING              9      SOLE DISPOSITIVE POWER
PERSON WITH
                                50,000
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                5,666,047
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            5,666,047
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            23.8% (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A

------------------------------------                    ------------------------
CUSIP NO.      338488109                                PAGE 9 OF 16 PAGES
ISIN NO.      FR0004018711
------------------------------------                    ------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Andrew Goffe
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                      (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                         [ ]
----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                50,000
  NUMBER OF           --------- ------------------------------------------------
   SHARES                8      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                      0
    EACH              --------- ------------------------------------------------
  REPORTING              9      SOLE DISPOSITIVE POWER
PERSON WITH
                                50,000
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            50,000
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                               [ ]
----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            .2% (see Item 5)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A

------------------------------------                    ------------------------
CUSIP NO.      338488109                                PAGE 10 OF 16 PAGES
ISIN NO.      FR0004018711
------------------------------------                    ------------------------

         Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (the "AMENDMENT NO. 1") amends the Schedule 13D filed on April 2, 2007 (Accession Number 0000902664-07-001362) (the "ORIGINAL 13D").

         This Amendment No. 1 is being filed by Oscar S. Schafer & Partners I LP, a Delaware limited partnership ("OSS I"), Oscar S. Schafer & Partners II LP, a Delaware limited partnership ("OSS II", and together with OSS I, the "PARTNERSHIPS"), O.S.S. Advisors LLC, a Delaware limited liability company (the "GENERAL PARTNER"), O.S.S. Overseas Fund Ltd., a Cayman Islands exempted company ("OSS OVERSEAS"), O.S.S. Capital Management LP, a Delaware limited partnership (the "INVESTMENT MANAGER"), Schafer Brothers, LLC, a Delaware limited liability company ("SB LLC"), Mr. Andrew Goffe ("MR. GOFFE") and Mr. Oscar S. Schafer ("MR. SCHAFER" together with the Partnerships, the General Partner, OSS Overseas, the Investment Manager, SB LLC and Mr. Schafer, the "REPORTING PERSONS"), who serves as the senior managing member of the General Partner and SB LLC. This Amendment No. 1 relates to the ordinary shares, nominal value
(euro) 0.122 per share, which are owned in the form of ADSs ("ORDINARY SHARES"), of Flamel Technologies S.A., a SOCIETE ANONYME organized under the laws of the Republic of France (the "COMPANY. ").

         To the extent permitted by law, each Reporting Person disclaims beneficial ownership of any of the securities covered by this statement.

ITEM 1.           SECURITY AND ISSUER

         Item 1 of the Original 13D is amended and supplemented by adding at the end thereof the following paragraph:

         As set forth more fully in Item 5, between March 26, 2007 and March 30, 2007, the Reporting Persons acquired an additional 777,900 ADSs. As of March 30, 2007, the Reporting Persons beneficially own, in aggregate, 5,666,047 Ordinary Shares, all of which are owned in the form of ADSs.

                                 SCHEDULE 13D/A

------------------------------------                    ------------------------
CUSIP NO.      338488109                                PAGE 11 OF 16 PAGES
ISIN NO.      FR0004018711
------------------------------------                    ------------------------

ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 of the Original 13D is being amended and restated as follows:

         The total amount of funds used by each of the Partnerships and OSS Overseas to purchase the securities of the Company as described herein was furnished from the investment capital of the Partnerships and OSS Overseas, as applicable.

         The  aggregate   purchase   price  of  the  220,350   Ordinary   Shares
beneficially owned by OSS I was $4,444,278, inclusive of brokerage commissions.

         The  aggregate   purchase  price  of  the  2,350,298   Ordinary  Shares
beneficially   owned  by  OSS  II  was   $46,717,927,   inclusive  of  brokerage
commissions.

         The  aggregate   purchase  price  of  the  2,861,399   Ordinary  Shares
beneficially owned by OSS Overseas was $55,883,869, inclusive of brokerage commissions.

         The Investment Manager, SB LLC and Mr. Schafer have investment discretion with respect to 134,000 Ordinary Shares which are held for the benefit of a third party in a separately managed account. The aggregate purchase price of the 134,000 Ordinary Shares beneficially owned by the separately managed account was $3,852,060, inclusive of brokerage commissions.

ITEM 4.           PURPOSE OF TRANSACTION.

         Item 4 of the Original 13D is being amended and restated as follows:

         The Ordinary Shares acquired on March 26, 2007 through March 30, 2007 were not acquired and additional Ordinary Shares beneficially owned by each Reporting Person are not held, in either case, for the purpose of or with the effect of influencing the control of the Company or in connection with, or as a participant in, any transaction having that purpose or effect.

                                 SCHEDULE 13D/A

------------------------------------                    ------------------------
CUSIP NO.      338488109                                PAGE 12 OF 16 PAGES
ISIN NO.      FR0004018711
------------------------------------                    ------------------------

ITEM 5.           INTEREST IN SECURITIES OF THE COMPANY.

         Item 5 of the Original 13D is being amended and restated as follows:

                  (a), (b) The following table sets forth the aggregate number and percentage of the outstanding Ordinary Shares beneficially owned by each of the Reporting Persons named in Item 2, as of the date hereof. The percentage of the outstanding Ordinary Shares beneficially owned is based on the 23,812,000 Ordinary Shares (based on calculations made in accordance with Rule 13d-3(d)). The table also sets forth the number of Ordinary Shares with respect to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition, in each case as of the date hereof.


   ------------------------- ---------------------- ----------------- -------------------- --------------------
   Reporting Person          Aggregate Number of    Approximate       Number of Ordinary   Number of Ordinary
                             Ordinary Shares        Percentage        Shares: Sole Power   Shares: Shared
                             Beneficially Owned                       to Vote or to        Power to Vote or
                                                                      Dispose              to Dispose
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   Investment Manager        5,666,047              23.8%             0                    5,666,047
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS I                     220,350                0.9%              0                    220,350
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS II                    2,350,298              9.9%              0                    2,350,298
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS Overseas              2,861,399              12.0%             0                    2,861,399
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   General Partner           2,570,648              10.8%             0                    2,570,648
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   SB LLC                    5,666,047              23.8%             0                    5,666,047
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   Mr. Schafer               5,666,047              23.8%             50,000               5,666,047
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   Mr. Goffe                 50,000                 0.2%              50,000               50,000
   ------------------------- ---------------------- ----------------- -------------------- --------------------


Each of the transactions listed above were effected in the open market.

The Investment Manager, the General Partner, SB LLC, Mr. Schafer and Mr. Goffe expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

                                 SCHEDULE 13D/A

------------------------------------                    ------------------------
CUSIP NO.      338488109                                PAGE 13 OF 16 PAGES
ISIN NO.      FR0004018711
------------------------------------                    ------------------------
         (c) Except for the transactions set forth below, during the last sixty days the Reporting Persons have effected no transactions with respect to the Ordinary Shares.


   ------------------------- ---------------------- ----------------- -------------------- --------------------
   Reporting Person          Date                   Buy or Sell       Number of Ordinary   Price Per Share/ADS
                                                                      Shares/ ADSs
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS I                     3/2/2007               Buy               10,515               $28.86
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS I                     3/5/2007               Buy               5,674                $28.70
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS I                     3/15/2007              Buy               4,641                $28.24
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS I                     3/16/2007              Buy               3,465                $28.66
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS I                     3/23/2007              Buy               6,241                $29.06
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS I                     3/26/2007              Buy               4,053                $27.75
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS I                     3/26/2007              Buy               2,549                $27.69
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS I                     3/27/2007              Buy               6,080                $26.55
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS I                     3/28/2007              Buy               8,106                $25.83
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS I                     3/29/2007              Buy               5,391                $26.21
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS I                     3/30/2007              Buy               2,635                $25.88
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS II                    3/2/2007               Buy               84,943               $28.86
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS II                    3/5/2007               Buy               60,534               $28.70
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS II                    3/15/2007              Buy               49,508               $28.24
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS II                    3/16/2007              Buy               36,969               $28.66
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS II                    3/23/2007              Buy               66,586               $29.06
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS II                    3/26/2007              Buy               43,238               $27.75
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS II                    3/26/2007              Buy               27,197               $27.69
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS II                    3/27/2007              Buy               64,857               $26.55
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS II                    3/28/2007              Buy               86,477               $25.83
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS II                    3/29/2007              Buy               57,507               $26.21
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS II                    3/30/2007              Buy               28,104               $25.88
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS Overseas              3/2/2007               Buy               74,542               $28.86
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS Overseas              3/5/2007               Buy               73,792               $28.70
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS Overseas              3/15/2007              Buy               60,351               $28.24
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS Overseas              3/16/2007              Buy               45,066               $28.66
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS Overseas              3/23/2007              Buy               77,173               $29.06
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS Overseas              3/26/2007              Buy               52,709               $27.75
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS Overseas              3/26/2007              Buy               33,154               $27.69
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS Overseas              3/27/2007              Buy               79,063               $26.55
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS Overseas              3/28/2007              Buy               105,417              $25.83
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS Overseas              3/29/2007              Buy               70,102               $26.21
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   OSS Overseas              3/30/2007              Buy               34,261               $25.88
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   Managed Account           3/7/2007               Buy               20,000               $29.65
   ------------------------- ---------------------- ----------------- -------------------- --------------------
   Managed Account           3/29/2007              Buy               67,000               $26.21
   ------------------------- ---------------------- ----------------- -------------------- --------------------


         (d) The (i) limited partners and the General Partner of the Partnerships and (ii) the shareholders and the advisor of OSS Overseas have the right to participate in the receipt of dividends from, and the proceeds from the sale of, the securities held for the Partnerships and OSS Overseas, respectively.
         (e) Not applicable.

                                 SCHEDULE 13D/A

------------------------------------                    ------------------------
CUSIP NO.      338488109                                PAGE 14 OF 16 PAGES
ISIN NO.      FR0004018711
------------------------------------                    ------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 5, 2007

OSCAR S. SCHAFER




By:/s/ Oscar S. Schafer
   --------------------------------------------------
   Oscar S. Schafer, individually


O.S.S. CAPITAL MANAGEMENT LP
     By: Schafer Brothers LLC, as General Partner




     By:/s/ Oscar S. Schafer
        ---------------------------------------------
     Name:  Oscar S. Schafer
     Title: Senior Managing Member


OSCAR S. SCHAFER & PARTNERS I LP
     By: O.S.S. Advisors LLC, as General Partner




     By:/s/ Oscar S. Schafer
        ---------------------------------------------
     Name:  Oscar S. Schafer
     Title: Senior Managing Member

                                 SCHEDULE 13D/A

------------------------------------                    ------------------------
CUSIP NO.      338488109                                PAGE 15 OF 16 PAGES
ISIN NO.      FR0004018711
------------------------------------                    ------------------------


OSCAR S. SCHAFER & PARTNERS II LP
     By: O.S.S. Advisors LLC, as General Partner




     By:/s/ Oscar S. Schafer
        ---------------------------------------------
     Name:  Oscar S. Schafer
     Title: Senior Managing Member



O.S.S. OVERSEAS FUND LTD.




     By:/s/ Oscar S. Schafer
        ---------------------------------------------
     Name:  Oscar S. Schafer
     Title: Director



O.S.S. ADVISORS LLC




By:/s/ Oscar S. Schafer
   ---------------------------------------------
Name:  Oscar S. Schafer
Title: Senior Managing Member



SCHAFER BROTHERS LLC




By:/s/ Oscar S. Schafer
   ---------------------------------------------
   Name:  Oscar S. Schafer
   Title: Senior Managing Member

                                 SCHEDULE 13D/A

------------------------------------                    ------------------------
CUSIP NO.      338488109                                PAGE 16 OF 16 PAGES
ISIN NO.      FR0004018711
------------------------------------                    ------------------------


ANDREW GOFFE




By:/s/ Andrew Goffe
   ---------------------------------------------
   Andrew Goffe, individually